Exhibit 99

Gander Mountain Reports 66% Reduction in Second Quarter

Operating Loss

•      Net loss declined 27 percent

•      Company opened 100th store in June

ST. PAUL, Minn., August 16, 2006 — Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services, today reported results for its second fiscal quarter ended July 29, 2006. For the quarter, sales increased to $182.5 million, a gain of 5.0 percent over the second quarter of fiscal 2005. The loss from operations declined to $2.7 million in the 2006 quarter from $8.0 million in the same quarter of the prior year, a 66 percent improvement. For the second quarter of fiscal 2006, the company reported a $7.6 million net loss, compared to a second quarter 2005 net loss of $10.4 million, a 27 percent improvement. Comparable store sales decreased 6.7 percent in the recent quarter.

“Our sustained efforts to improve product margins and control costs enabled us to achieve a 66-percent reduction in our operating loss for the quarter and a significant increase in cash flow from store operations,” said Mark Baker, President and CEO. “This achievement gives us confidence that we will be able to show increased profitability as we move into the fall hunting seasons and see our sales initiatives gain traction. The softness in sales in the second quarter resulted in part from our decision to reduce spending on advertising and promotions. In addition, having less clearance merchandise negatively impacted sales in the quarter.”

For the 26 weeks ended July 29, 2006, the company reported sales of $338.1 million, an increase of 9.4 percent over the same period in 2005. Comparable store sales declined 8.4 percent. The company reported a net loss for the 26-week period of $30.5 million. This compares to a net loss of $30.4 million for the 26 weeks ended July 30, 2005, before a one-time payment to Gander Mountain of $2.5 million in the first quarter of 2005 related to the termination of the company’s previous co-branded credit card agreement. The reported net loss for the first 26 weeks of 2005 was $27.9 million.

The net loss per share for the second quarter of fiscal 2006 was $0.53, compared to a net loss of $0.73 per share for the same period of fiscal 2005. The company does not currently record a tax benefit in calculating net loss or loss per share. In contrast, analysts’ estimates of the company’s loss per share as reported by First Call reduce the loss by the amount of a pro forma tax benefit. If a tax benefit were recorded at a 40 percent rate, the net loss per share for the second quarter of fiscal 2006 would be $0.32 compared to a net loss of $0.44 per share for the fiscal 2005 quarter.

Gross Profit Margin

The gross profit margin improved by approximately 70 basis points to 24.2 percent in the recent quarter, compared to 23.5 percent in the second quarter of fiscal 2005. Initial product margin increased approximately 170 basis points in the quarter. This improvement was due to product margin gains in virtually all major product categories as a result of continued benefits from increasing scale, the positive impact of the company’s Everyday Low Pricing strategy on the pricing structure, and higher penetration of the company’s owned-brand merchandise. Supply chain improvements and lower clearance inventory also contributed to the margin increase. Mix was a slight negative factor, as the relative share of hunting and Power Shop sales increased in the quarter.

The improvement in initial product margin was largely offset by a deleveraging of store occupancy costs, a result of lower comparable store sales and lower sales per square foot at the newer, less mature stores. Store occupancy costs negatively impacted margin by approximately 140 basis points.

Investments in equipment and process improvements at the distribution center over the past year resulted in an approximately 10-percent reduction in distribution costs and improved through-put effectiveness for the quarter. The decline in distribution costs came despite an approximately seven percent increase in freight costs as a result of higher fuel prices.

Operating Expenses

Store operating expenses as a percentage of sales declined by approximately 190 basis points from 21.9 percent to 20.0 percent of sales as the company continued to manage expenses in periods of slower sales. The company reduced advertising and marketing expenditures by approximately 50 percent in the second quarter of fiscal 2006 as compared to the 2005 period because these expenditures have proven less effective in driving sales in the seasonally slow first and second fiscal quarters. The company expects to increase spending on advertising and marketing outlays in the third and fourth quarters.

General and administrative expenses for the quarter decreased 30 basis points as the result of cost controls.

Interest expense was $4.8 million for the second quarter this year versus $2.3 million in the comparable quarter last year as borrowings on the credit facility increased to $216 million at the end of the period, up from $187 million at the end of the second quarter of fiscal 2005, and the company received $20 million in funding from the placement of convertible debt in August 2005. In addition, the weighted average interest rate increased by approximately 290 basis points compared to the second quarter of fiscal 2005.

No income tax benefits were recorded in either year, as the realization of the tax benefits related to the net operating loss carryforward was uncertain for financial reporting purposes.

In the second quarter of fiscal 2006, Gander Mountain opened a new store in Mooresville, N.C., bringing the total count to 100 stores in 18 states. The company anticipates opening five new stores in the second half of 2006, all of which further the company’s objective of increasing its market penetration in the southeast. Four of the five new stores introduce the Gander Mountain brand to new states – Lake Mary, Fla.; Charleston, W.Va.; Knoxville, Tenn.; and Huntsville, Ala. The fifth store, Winchester, Va., will be the company’s second store in that state.

Inventory

The company reduced inventory per square foot in open stores at the end of the second quarter of fiscal 2006 to $66, down seven percent from $71 per square foot at the end of the prior year’s second quarter. This improvement reflects the success of the company’s supply chain initiatives to reduce inventory and improve through-put, and the more effective targeting of inventory in recently opened stores. While inventory per square foot is lower, the company believes that stores are set earlier and with a better selection of merchandise for the fall season than in past years.

Financing

Currently the company has approximately $20 million of availability under its credit facility and is in compliance with the covenants of the facility. This facility, together with operating cash flow, will provide the company flexibility to fund its growth.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

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The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 100 conveniently located Gander Mountain outdoor lifestyle stores in 18 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2005 and other required reports, as filed with the SEC, which are available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contacts:	Shannon Burns
Director of Investor Relations and Corporate Communications
651-325-4337
Shannon.burns@gandermountain.com

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Gander Mountain Company

Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
Sales	$182,482	$173,787	$338,062	$309,046
Cost of goods sold	138,408	132,931	266,996	242,880
Gross profit	44,074	40,856	71,066	66,166

Operating expenses:
Store operating expenses	36,472	38,133	72,327	70,703
General and administrative expenses	9,606	9,738	18,959	18,122
Gain on contract settlement	—	—	—	(2,500)
Pre-opening expenses	708	1,017	1,473	3,776
Loss from operations	(2,712)	(8,032)	(21,693)	(23,935)
Interest expense, net	4,847	2,349	8,833	4,014
Loss before income taxes	(7,559)	(10,381)	(30,526)	(27,949)
Income tax provision	—	—	—	—
Net loss	$(7,559)	$(10,381)	$(30,526)	$(27,949)

Basic and diluted loss per share	$(0.53)	$(0.73)	$(2.14)	$(1.96)

Weighted average common shares outstanding	14,293	14,258	14,289	14,247

Gander Mountain Company

Balance Sheets

(In thousands)

	July 29,	January 28,
	2006	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,263	$1,580
Accounts receivable	16,652	7,215
Inventories	334,885	308,395
Prepaids and other current assets	4,650	4,557
Total current assets	357,450	321,747
Property and equipment, net	134,957	132,447
Other assets, net	5,850	4,736
Total assets	$498,257	$458,930

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$215,798	$174,936
Accounts payable	57,365	35,465
Accrued and other current liabilities	41,123	41,082
Current maturities of long term debt	1,003	697
Total current liabilities	315,289	252,180

Unsecured convertible note payable	20,000	20,000
Long term debt	16,196	10,953
Other long term liabilities	26,745	25,972

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 14,308,274 and 14,285,287 shares issued and outstanding)	143	143
Additional paid-in-capital	192,985	192,257
Notes receivable from shareholders	(4,100)	(4,100)
Accumulated deficit	(69,001)	(38,475)
Total shareholders’ equity	120,027	149,825

Total liabilities and shareholders’ equity	$498,257	$458,930

Gander Mountain Company

Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended
	July 29,	July 30,
	2006	2005
Operating activities
Net loss	$(30,526)	$(27,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,889	8,039
Stock-based compensation expense	595	—
Loss on disposal of property and equipment	618	1,160
Change in operating assets and liabilities:
Accounts receivable	(7,901)	(7,509)
Inventories	(26,490)	(58,030)
Prepaid expenses and other assets	(1,619)	(2,613)
Accounts payable and other liabilities	22,714	47,529
Net cash used in operating activities	(31,720)	(39,373)

Investing activities
Purchase of property and equipment, net	(17,241)	(32,767)
Net cash used in investing activities	(17,241)	(32,767)

Financing activities
Borrowings under credit facility, net	40,862	72,254
Proceeds from long term debt	5,946	—
Reductions in long term debt	(397)	(174)
Proceeds from sale of property and equipment	2,100	—
Proceeds from exercise of stock options and stock sales	133	380
Net cash provided by financing activities	48,644	72,460

Net increase/(decrease) in cash	(317)	320
Cash, beginning of period	1,580	1,033

Cash, end of period	$1,263	$1,353

Gander Mountain Company

Reconciliation of Non-GAAP Data - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005

Reconciliation of Non-GAAP Measure to Net Loss (1)
Net loss before contract settlement	$(7,559)	$(10,381)	$(30,526)	$(30,449)
Gain on contract settlement	—	—	—	2,500
Net loss (GAAP)	$(7,559)	$(10,381)	$(30,526)	$(27,949)

Reconciliation of Pro Forma Data to GAAP (2)
Loss before income taxes (GAAP)	$(7,559)	$(10,381)	$(30,526)	$(27,949)
Pro-forma tax benefit	3,024	4,152	12,210	11,180
Net loss (pro-forma)	$(4,535)	$(6,229)	$(18,316)	$(16,769)

Basic and diluted loss per share:
Loss before income taxes, per share (GAAP)	$(0.53)	$(0.73)	$(2.14)	$(1.96)
Pro-forma tax benefit, per share	0.21	0.29	0.86	0.78
Net loss per share (pro-forma)	$(0.32)	$(0.44)	$(1.28)	$(1.18)

Weighted average common shares outstanding	14,293	14,258	14,289	14,247

(1) The Company believes reporting of the net loss adjusted for the impact of a one-time, non-recurring gain helps investors to more meaningfully evaluate and compare the results of our operations on a consistent basis.

(2) The Company provides the pro-forma tax benefit information as if the Company were recording a tax benefit from a net operating loss deduction at a 40% effective tax rate. This provides information that assists investors and analysts in comparing and analyzing the Company’s results of operations on a comparable per share basis with other companies.